EXHIBIT 4.1















                         FRONTIER FINANCIAL CORPORATION



                            2006 STOCK INCENTIVE PLAN





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                                TABLE OF CONTENTS


                                                                            Page

SECTION 1.   PURPOSE........................................................A-3

SECTION 2.   DEFINITIONS....................................................A-3

SECTION 3.   SHARES SUBJECT TO THIS PLAN....................................A-5

SECTION 4.   ADMINISTRATION.................................................A-5

SECTION 5.   AWARDS AND ELIGIBLE PARTICIPANTS...............................A-6

SECTION 6.   PROVISIONS APPLICABLE TO ALL OPTIONS...........................A-6

SECTION 7.   PROVISIONS APPLICABLE TO ISOS ONLY.............................A-7

SECTION 8.   STOCK GRANTS...................................................A-8

SECTION 9.   STOCK APPRECIATION RIGHTS......................................A-8

SECTION 10.  TERMINATION OF EMPLOYMENT - FORFEITURE OF AWARDS...............A-9

SECTION 11.  AWARDS NOT TRANSFERABLE........................................A-11

SECTION 12.  CHANGES IN CORPORATION'S CAPITAL STRUCTURE.....................A-11

SECTION 13.  SECURITIES REGULATION. TAX LAW AND OTHER REQUIRED APPROVALS....A-12

SECTION 14.  WITHHOLDING TAX REQUIREMENT....................................A-13

SECTION 15.  STATUS OF SHAREHOLDER..........................................A-13

SECTION 16.  RIGHTS AND RELATIONSHIPS.......................................A-13

SECTION 17.  AMENDMENT AND TERMINATION:  DURATION...........................A-13

SECTION 18.  APPLICABLE LAW.................................................A-14

SECTION 19.  EFFECTIVENESS OF THIS PLAN.....................................A-14


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FRONTIER FINANCIAL CORPORATION


2006 STOCK INCENTIVE PLAN


SECTION 1. PURPOSE. The purpose of this Frontier Financial Corporation 2006 Stock Incentive Plan (this "Plan") is to provide a means for Frontier Financial Corporation (the "Corporation") and its wholly-owned subsidiaries (hereinafter collectively the "Bank") to attract, motivate and retain employees and directors and to provide these individuals with greater incentive for their service to the Corporation and the Bank by linking their interests in the Corporation's success with those of the Corporation and its shareowners. The incentives will be in the form of options to purchase Shares of the Corporation's Common Stock, other awards of the Corporation's Common Stock and Stock Appreciation Rights (as defined below).

SECTION 2. DEFINITIONS. When used in this Plan the following terms are defined as set forth below:


"Administrator" shall mean the Personnel Committee of the Board or as provided in Section 4.1.

"Award" shall mean a grant of an Option, Restricted Stock, or Stock Appreciation Right.

"Award Agreement" shall mean a written agreement that details the terms and conditions of a particular Award.

"Bank" means Frontier Bank and, in the aggregate, all other wholly-owned subsidiaries of the Corporation.

"Base Value" with respect to a Stock Appreciation Right means the Fair Market Value of a Share of Common Stock as of the Grant Date.

"Board" means the Board of Directors of the Corporation.

"Capitalization Change" means a change affecting the number of outstanding Shares of Common Stock as described more specifically in Section 12.1.

"Cause" has the meaning provided in Section 10.1.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means Common Stock of Frontier Financial Corporation.

"Corporation" means Frontier Financial Corporation.

"Effective Date" means January 1, 2006.

"Eligible Participants" means officers, employees and members of the Board of Directors of the Corporation and the Bank.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exercise Price" means the amount to be paid by an Optionee to exercise an Option.

"Fair Market Value" of a Share of Common Stock is the fair market value established in good faith by the Administrator, unless one of the following applies: (a) if the Common Stock is listed on the NASDAQ Stock Market, then the Fair Market Value is the average of the last reported sale price for the Common Stock as recorded by the NASDAQ Stock Market on each of the five (5) trading days ending on and including the day before the Award is priced; (b) if the Common Stock is not listed on the NASDAQ Stock Market, but is listed on the New


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York Stock Exchange or the American Stock Exchange, then the Fair Market Value is the average of the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange on each of the five (5) trading days ending on and including the day before the Award is priced; (c) if the Common Stock is of a class for which reports are required to be filed pursuant to Section 13 or Section 15(d) of the Exchange Act, but which is not listed on a national securities exchange or on the NASDAQ Stock Market, then the Fair Market Value shall be equal to the average of the closing price or last reported sale price of the Common Stock on each of the five (5) trading days ending on and including the day before the Award is priced, as quoted or disclosed by the market or exchange on which the Common Stock is listed. For purposes of this definition a "trading day" on an exchange or market is a day on which the number of Shares of Common Stock traded is equal to or greater than one-half of the average daily trading volume of the Common Stock measured over the then-current 90-day trailing average.

"Grant Agreement" means a written agreement that details the terms and conditions of a particular Stock Grant.

"Grant Date" means the date on which the Administrator completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied, provided that conditions relating to exercisability or vesting of an Award shall not defer the Grant Date.

"Grantee" means an individual or entity who has received a Stock Grant under this Plan.

"Holder" means an individual or entity who has received a Stock Appreciation Right under this Plan.

"Incentive Stock Options" shall mean incentive stock options with the meaning of
Section 422 of the Code.

"Nonqualified Stock Options" shall mean any Option granted pursuant to this Plan that is not intended as an Incentive Stock Option.

"Option" shall mean a right to purchase Shares pursuant to an Incentive Stock Option or a Nonqualified Stock Option, in accordance with the provisions of this Plan.

"Option Price" shall mean the amount to be paid by an Optionee to exercise an Option.

"Option Agreement" means a written agreement that details the terms and conditions of a particular Option.

"Optionee" means an individual or entity who has received an Option under this Plan.

"Personnel Committee" means the Personnel Committee of the Corporation's Board of Directors, as constituted from time to time in compliance with the rules of the securities market (if any) upon which the Shares are then listed for trading.

"Plan" means this Frontier Financial Corporation 2006 Stock Incentive Plan.

"Prior Plan" means the Frontier Financial Corporation Incentive Stock Option Plan and the Frontier Financial Corporation 2001 Stock Award Plan, as more specifically described in Section 3.1.

"Related Entity" means any entity that, directly or indirectly, is in control of, or under common control with, the Corporation.

"Sales Event" means a change of control of the Corporation or substantially all of its assets, as more specifically described in Section 12.2.1.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" shall mean Shares of Common Stock.

"Stock Appreciation Right" shall mean a right awarded to a Holder to receive a cash payment equal to the appreciation (if any) in the Fair Market Value of a Share from the Grant Date until the Stock Appreciation Right is exercised or cancelled for payment. At the discretion of the Administrator, and as provided in each individual Award Agreement, payment may be made in cash or by delivering an amount of Shares that have a Fair Market Value equal to the cash otherwise payable to the Holder, or a combination of cash and Shares.


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"Stock Appreciation Right Agreement" means a written agreement that details the terms and conditions of a particular Stock Appreciation Right.

"Stock Grant" means a grant pursuant to this Plan of one or more Shares, subject to such terms and conditions as the applicable Grant Agreement may provide.

"Termination of Employment" means the severance from employment by an employee with the Corporation and the Bank, or in the case of a director, the cessation of the director's service as a director.

"Total Disability" means, unless provided otherwise in the applicable Award Agreement, for purposes of this Plan, a mental or physical impairment that (i) causes an individual to be unable to engage in any substantial gainful activity, after reasonable accommodation, and (ii) is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more. The status of Total Disability will be determined by the Administrator and, if requested by the affected Optionee or Holder, two (2) independent physicians, and shall be deemed to exist on the first day after the Administrator (and the two (2) independent physicians, if applicable) reach the conclusion.

SECTION 3. SHARES SUBJECT TO THIS PLAN. The stock issuable under this Plan is the Corporation's Common Stock, with voting rights, either authorized but unissued or reacquired by the Corporation.


3.1 Amount. Subject to adjustment under Section 12.1, the maximum amount of Shares that may be issued for Awards under this Plan is 3,500,000, as such Shares were constituted on the Effective Date. The total shall include any Shares, as of the date of shareholder approval of this Plan, available for future awards under the Prior Plan, as well as any Shares that are represented by awards under the Prior Plan, which are cancelled or expire without the delivery of the Shares or which result in the reacquisition of the Shares by the Corporation. From the date of shareholder approval of this Plan, the Prior Plan shall cease to be effective for purposes of granting any additional Awards; provided, however, that the adoption of this Plan shall not be construed to amend or affect any securities or rights previously issued under the Prior Plan. The granting of Stock Appreciation Rights will not reduce the number of Shares available under this Plan, except to the extent the Corporation's obligations under the Stock Appreciation Rights are satisfied by delivering Shares under the Plan instead of cash. Notwithstanding the foregoing, the Board may, to the extent permitted by applicable law, increase the maximum amount of Shares that may be issued for Awards under this Plan to accommodate the substitution of Awards hereunder for an Option or other right to acquire stock of an entity which is acquired by the Corporation, but in no event shall the amount of Shares that may be issued for Awards under this Plan exceed 10% of the authorized Shares as of January 1, 2006.

3.2 Returned Shares. If any outstanding Option or Stock Appreciation Right expires, or is exchanged, canceled or terminated for any reason without having been exercised or realized in full, or all or part of a Stock Grant is forfeited because of the Grantee's Termination of Employment prior to satisfying the applicable vesting schedule, then the unpurchased, unissued or forfeited Shares subject to such Awards will again be available for issuance under this Plan. If the Corporation repurchases Shares of Common Stock issued pursuant to an Award, then the repurchased Shares will not be available again for issuance under this Plan, unless the Shares relate to an Option (or portion of an Option) that was exercised prior to becoming vested, which Shares are then repurchased by the Corporation, for the Optionee's Exercise Price, in conjunction with the Optionee's Termination of Employment prior to satisfaction of the underlying vesting schedule, in which case the repurchased Shares will again be available for issuance under this Plan; provided, that the aggregate number of Shares that may be issued upon the exercise of ISOs will in no event exceed 3,500,000, subject to adjustment from time to time as provided in Section 3.1 or 12.1.

SECTION 4.        ADMINISTRATION.


4.1 Administrator. The Personnel Committee will administer this Plan; provided, however, that if the Personnel Committee is not in existence or otherwise cannot administer this Plan, then the plan may be administrated by the Board or by a Committee or subcommittee of the Board, which subcommittee shall be comprised solely of independent directors (as determined by the rules of the securities markets on which the Shares are then listed for trading). The body charged with administering the Plan is referred to as the "Administrator." Notwithstanding the delegation of administrative authority, the Board has exclusive authority to
(a) amend or terminate this Plan as provided in Section 17, and (b) remove members from and add members to the Administrator. Subject to the rules of the securities markets on which the Shares are then listed for trading, the Administrator may further delegate administrative duties to those officers and managers of the Corporation as it so determines.


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4.2 Procedures. The Administrator may hold meetings at such times and places as it determines, and from time to time adopt and amend rules and regulations relating to the administration of this Plan, provided that absent the adoption of any formal rules, the acts of a majority of the members of the Administrator at a meeting, or acts approved in writing by all Administrator members, are valid acts of the Administrator.

4.3 Responsibilities. Except as stated elsewhere in this Plan, the Administrator has discretionary authority to administer all matters relating to Awards, including but not limited to the authority to recommend to the Board the selection of Eligible Participants to receive Awards, the number of Shares subject to each Award, the Exercise Price to be paid for any Option, any vesting or forfeiture schedule, the acceleration of the exercise date, and the extension of the exercise period. In exercising authority hereunder, the Administrator and the Board shall have full and unrestricted discretion subject only to the limits of applicable law and the rules of the securities markets on which the Shares are then listed for trading. The Administrator and the Board shall be under no obligation or duty to treat, or to forbear from treating, similarly situated Grantees, Holders or Optionees in the same manner, and any action taken by the Administrator or the Board with respect to the grant of an Award to any one individual shall in no way obligate the Administrator or the Board to take the same or similar action with respect to any other individual.

4.4 Plan Construction and Interpretation. Subject to Section 4.5, the Administrator may correct any defect, supply any omission, or reconcile any inconsistency (a) within this Plan, (b) between this Plan and any related agreement, or (c) between this Plan and any rule or regulation promulgated under this Plan, in the manner and to the extent the Administrator deems appropriate to carry out this Plan, subject in each case to rules of the securities markets on which the Shares are then listed for trading. The Administrator's interpretation or construction of any such Plan provision, related agreement, rule or regulation shall be final, conclusive and binding on all interested parties.

4.5 Amendment of Awards. The Administrator may modify or amend outstanding Awards granted under this Plan. The modification or amendment of an outstanding Award shall not, without the consent of the Grantee, Holder or Optionee, impair, diminish or terminate any of the rights of the Grantee, Holder or Optionee or any of the obligations of the Corporation under the Award, except as otherwise provided in this Plan, or as required to comply with applicable law. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding ISOs granted under this Plan will be made in a manner so as not to constitute a "modification," as defined in Code Section 424(h), and so as not to cause any ISO to fail to continue to qualify under Code Section 422(b).

SECTION 5.        AWARDS AND ELIGIBLE PARTICIPANTS.


5.1 Types. Subject to Section 4, the Administrator may, from time to time, grant under this Plan (a) incentive stock options (also referred to as "ISOs"), as defined in Code Section 422, (b) options that do not qualify as ISOs (referred to as "nonqualified stock options" or "NQSOs"), (c) Stock Grants or (d) Stock Appreciation Rights. ISOs, NQSOs, Stock Grants and Stock Appreciation Rights may be granted singly or in combination.

5.2 Eligible Participants. The Board, as it determines from time to time, may grant Awards to Eligible Participants based on recommendations from the Administrator and the Chief Executive Officer of the Corporation. Provided, an ISO shall not be granted to a director who is not also an employee.

5.3 Terms and Conditions. The terms and conditions of Awards granted under this Plan need not be identical in any respect, even when grants are made simultaneously or to persons with the same or similar status.

SECTION 6. PROVISIONS  APPLICABLE TO ALL OPTIONS.  The provisions of this
Section 6  apply to both ISOs and NQSOs.


6.1 Option Agreement. Each Option will be evidenced by an Option Agreement that incorporates this Plan by reference and describes the terms and conditions of the Option. In particular, the Option Agreement will specify the number of Shares of Corporation Stock that may be purchased, whether the Option is an ISO or a NQSO, the Option's expiration date, the schedule (if any) under which the Option may be exercised, the Exercise Price, and any other terms, conditions, restrictions, representations or warranties required by the Administrator.


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6.2 Exercise Price. The Board will determine the Exercise Price of NQSOs and
ISOs, provided the per share Exercise Price will not be less than the Fair Market Value of a Share of the Common Stock as of the Grant Date.

6.3 Term. The term of each Option will be ten (10) years from the Grant Date, unless a shorter period is required under Section 7 or the Administrator establishes a shorter period of time.

6.4 Vesting. To ensure the Corporation achieves the purposes and receives the benefits contemplated in this Plan, any Option granted under this Plan shall, unless the condition of this Section 6.4 is waived or modified in the Option Agreement or by action of the Administrator, be exercisable according to the following schedule:



        Period of Optionee's Continuous
        Service Relationship With the
        Corporation or Bank                         Portion of Total Option
        From the Grant Date                         That is Exercisable

        Less than 1 year                                          0%
         1 year                                              33 1/3%
         2 years                                             66 2/3%
         3 years                                                100%

6.5 Exercise. The Recipient may exercise Options by delivering written notice to the Administrator of the number of Shares sought to be exercised, together with payment of the Exercise Price, and any applicable taxes. The Administrator may specify the form of such notice and the manner of its delivery. Subject to any vesting schedule in the Option Agreement and to any additional holding period required by law, the Optionee may exercise each Option in whole or in part, except that only whole Shares of Common Stock will be issued pursuant to the exercise of any Option.

6.6 Payment of Exercise Price. An Optionee must pay the Exercise Price in full at the time of exercise. Payment of the Exercise Price shall be in cash, by bank certified or cashier's check or by personal check (unless at the time of exercise the Administrator in a particular case determines not to accept a personal check). The Administrator may determine in its complete discretion, as of the Grant Date for ISOs or at any time before exercise for NQSOs, that alternative forms of payment will be permitted, including but not limited to installment payments on such terms as the Administrator may determine or various cashless exercise arrangements. Unless otherwise provided by the Administrator, an Option may not be exercised by tender to the Corporation, or attestation to the ownership, of Shares of Common Stock unless the Shares either have been owned by the Optionee for more than six (6) months (and were not used for another Option exercise by attestation during that period) or were not acquired, directly or indirectly, from the Corporation.

SECTION 7. PROVISIONS APPLICABLE TO ISOS ONLY. ISOs are subject to the following terms and conditions, in addition to the provisions of Section 6:


        7.1.1 Greater than 10% Shareowners. If the Corporation grants ISOs to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Corporation, with stock ownership to be determined in light of the attribution rules set forth in Code Section 424(d), the term of such ISO may not exceed five (5) years and the Exercise Price may be not less than 110% of the Fair Market Value of the Common Stock on the ISO's Grant Date. To the extent an Option purports to be an ISO but exceeds these limits, the Option will be deemed to be a NQSO.

        7.1.2 Limitation on Value. The aggregate Fair Market Value of all Shares available under ISOs to any individual (under this Plan and any other incentive stock option plan of the Corporation or a Related Entity) that are exercisable for the first time in any calendar year may not exceed $100,000. For purposes of this limit, Fair Market Value is measured as of the Grant Date of the applicable Option. To the extent Options are granted as ISOs but exceed the $100,000


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threshold, the Options beyond the $100,000 threshold (starting with the most recent grants) shall be treated as NQSOs. If the Code is amended to provide for a different limitation from that set forth in this Section (8), then that different limitation will be deemed incorporated into this Plan, effective as of the date and with respect to those Options as dictated by the applicable amendment to the Code. If an Option is treated as possessing both ISOs and NQSOs by virtue of the limitation of this Section (7.1.2), then upon exercise the Optionee may designate whether the portion being exercised constitutes ISOs or NQSOs (or both). In the absence of a designation by the Optionee, the Optionee will be deemed to have first exercised the ISO portion of the Option. The Plan Administrator may direct that separate certificates be issued to reflect the exercise of ISOs versus the exercise of NQSOs.

SECTION 8.        STOCK GRANTS.


8.1 Grants of Stock. The Board is authorized to make Stock Grants (or Awards denominated in Common Stock) on such terms and conditions and subject to such restrictions, if any, as the Board determines in its sole discretion, as set forth in a corresponding Grant Agreement. The terms, conditions and restrictions that the Board has the power to determine includes, without limitation, the manner in which Shares subject to Stock Grants are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the underlying Shares shall occur by reason of Grantee's Termination of Employment.

8.2 Issuance of Shares. Upon the satisfaction of any terms, conditions and restrictions prescribed in connection with a Stock Grant, or upon the Grantee's release from any terms, conditions and restrictions, as determined by the Administrator, the Corporation will release, as soon as practicable, to the Grantee, or in the case of the Grantee's death, to the personal representative of the Grantee's estate or other individual or entity as an appropriate court directs, the appropriate number of Shares of Common Stock. At the time the Award is made, the Administrator will determine whether the certificates for unvested Shares will be held in escrow, pending vesting, or delivered to the Grantee for holding, but containing a legend that outlines the potential risk of forfeiture, as contemplated by Section 13.4. Regardless of whether held in escrow, and regardless of whether subject to a vesting condition, the Grantee shall, as of the Grant Date, have all rights of a shareholder including the right to vote and to receive dividends as declared.

8.3 Waiver of Restrictions. Notwithstanding any other provision of this Plan, the Administrator may, in its sole discretion, waive forfeiture restrictions and any other terms, conditions or limitations on any Stock Grant under such circumstances and subject to such terms and conditions as the Administrator deems appropriate.

8.4 Vesting. To ensure the Corporation achieves the purposes and receives the benefits contemplated in this Plan, any Stock Grant under this Plan, unless the condition of this Section 8.4 is waived or modified in the Grant Agreement or by action of the Administrator, shall vest in accordance with the following schedule:

        Period of Grantee's Continuous
        Service Relationship With the
        Corporation or Bank                           Portion of Stock Grant
        From the Grant Date                           That is Vested


        Less than 5 years                                        0%
        After 5 years                                          100%

SECTION 9.        STOCK APPRECIATION RIGHTS.


9.1 Stock Appreciation Rights. In addition to other Awards available under this Plan, the Administrator may grant Stock Appreciation Rights. Any grant of Stock Appreciation Rights may, but need not, be associated with Shares subject to a specific Option. If a grant of Stock Appreciation Rights is associated with Shares subject to a specific Option, then, unless otherwise provided in the applicable Award Agreement, the Stock Appreciation Rights shall terminate upon
(a) the expiration, termination, forfeiture or cancellation of the Option or (b) the exercise of such Option. Similarly, if a grant of Stock Appreciation Rights is associated with Shares subject to a specific Option, then, unless otherwise provided in the applicable Award Agreement, the Option associated with the Stock Appreciation Rights shall terminate upon the exercise of the Stock Appreciation


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Rights. Each grant of Stock Appreciation Rights shall be evidenced by a Stock
Appreciation Right Agreement that specifies the term, which in no event may exceed ten (10) years from the Grant Date. In addition, each Stock Appreciation Right Agreement representing a grant of Stock Appreciation Rights will designate the applicable Fair Market Value of a Share of Common Stock as of the Grant Date (sometimes referred to as the "Base Value"). The possession of a Stock Appreciation Right shall not, in and of itself, convey to the Holder any of the rights or attributes of a shareholder, but only the right (subject to certain conditions) to receive payment in connection with appreciation (if any) of the Shares.

9.2 Eligibility. Stock Appreciation Rights under this Section 9 may be granted to any Eligible Participant, as determined by the Board in its complete discretion.

9.3 Shares Subject to Stock Appreciation Rights. The Shares subject to Stock Appreciation Rights under this Section 9 are as described in Section 3 of this Plan.

9.4 Vesting. To ensure the Corporation achieves the purposes and receives the benefits contemplated in this Plan, any Stock Appreciation Right granted under this Plan shall, unless the condition of this Section 9.4 is waived or modified in the Stock Appreciation Right Agreement or by action of the Administrator, be exercisable according to the following schedule:


        Period of Holder's Continuous
        Service Relationship With the                    Portion of Total Stock
        Corporation or Bank                              Appreciation Right
        From the Grant Date                              That is Exercisable

        Less than 1 year                                               0%
                                1 year                            33 1/3%
                                2 years                           66 2/3%
                                3 years                              100%

9.5 Exercise of Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Holder shall be entitled to receive a cash payment for each Share covered by the portion of the Stock Appreciation Right being exercised, which payment is equal to the excess of (a) the Fair Market Value of a Share on the exercise date over (b) the Base Value, as designated in the corresponding Stock Appreciation Right Agreement. In the discretion of the Administrator, payment may be made in Shares. All payments in connection with the exercise of Stock Appreciation Rights shall be made as soon as practicable, but in no event later than seven (7) business days after the effective date of the exercise of the Stock Appreciation Right. Each Stock Appreciation Right may be exercised on such date or dates, and during such period and with respect to a number of Shares, as determined by the Administrator and as set forth in the corresponding Stock Appreciation Right Agreement. The exercise of a Stock Appreciation Right shall also be subject to such terms and conditions as specified in the corresponding Stock Appreciation Right Agreement, which conditions may include minimum exercise amounts and the ability to elect a partial exercise. Unless provided otherwise in the Stock Appreciation Right Agreement, each Stock Appreciation Right shall be exercised by delivering notice to the Corporation's principal office, to the attention of its Secretary, no less than five (5) business days in advance of the effective date of the proposed exercise. The notice shall be accompanied by the applicable Stock Appreciation Right Agreement and specify the number of Shares with respect to which the Stock Appreciation Right is being exercised and the effective date of the proposed exercise.

SECTION 10. TERMINATION OF EMPLOYMENT - FORFEITURE OF AWARDS. Except as provided otherwise in the applicable Award Agreement or as otherwise agreed by the Corporation and the Grantee, Optionee or Holder, all Awards that are unvested or still subject to forfeiture restrictions automatically expire upon Optionee's, Grantee's or Holder's Termination of Employment for any reason other than the transfer of such Optionee's, Grantee's or Holder's employment, without a break in employment other than for vacation or a bona fide leave of absence approved by the Administrator, to another entity affiliated with the Corporation. And except as provided otherwise in the applicable Award Agreement, the effect of a Termination of Employment upon vested and nonforfeitable Awards is as follows:


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10.1     Termination For Cause.

        10.1.1 Effect Upon Options and Stock Appreciation Rights. If an Optionee's or Holder's Termination of Employment is for Cause, then, as of the Corporation's first discovery of any of the grounds for termination for Cause, any unexercised Option or unexercised Stock Appreciation Right held by that Optionee or Holder shall automatically terminate. If an Optionee or Holder is suspended pending an investigation of whether or not the Optionee or Holder will be terminated for Cause, then all of the Optionee's or Holder's rights under any Option or Stock Appreciation Right will also be suspended during the period of investigation.

        10.1.2 Definition of Cause. Termination for "Cause" means the Optionee's, or Grantee's (a) failure to carry out the responsibilities normally associated with the individual's position, violation of Corporation or Bank (hereinafter "Corporation") policy or gross negligence in the performance of his or her duties, (b) willful refusal to perform his obligations to the Corporation, (c) willful misconduct contrary to the interests of the Corporation, (d) commission of a serious criminal act whether denominated a felony, misdemeanor or otherwise, or (e) engaging in activities directly in competition or antithetical to the best interests of the Corporation. To the extent an Optionee, Holder or Grantee is a party to an employment agreement or offer letter of employment with the Corporation that defines "cause" or a similar term, then the meaning set forth in that agreement shall also be considered "Cause" for purposes of this Plan.

10.2 Termination Because of Total Disability. If an Optionee's or Holder's Termination of Employment is because of a "Total Disability," then the Optionee's or Holder's vested Options or Stock Appreciation Rights (determined as of the termination) shall not terminate (and any ISOs will not cease to be treated as ISOs) until the sooner of (a) the end of the 12-month period following such termination or (b) the normal expiration date of the Option or Stock Appreciation Right. The application of this Section 10.2 will not accelerate the vesting of Options or Stock Appreciation Rights. Once a determination of Total Disability has been made, any unvested Options will cancel.

10.3 Termination Because of, or Shortly Before, Death. If an Optionee's or Holder's Termination of Employment is by reason of death (a) while employed with the Corporation or Bank or (b) within the 60-day period (or 12-month period in the case of Total Disability) following cessation of such relationship, then any vested Options or Stock Appreciation Rights may be exercised at any time prior to the end of the 12-month period following the death or the regular expiration date applicable to the Option or Stock Appreciation Right, whichever is earlier. Unless provided otherwise in the applicable Award Agreement, the application of this Section 10.3 will not accelerate the vesting of Options or Stock Appreciation Rights. The vested portion of the Option or Stock Appreciation Right (determined as of the Optionee's or Holder's date of death) may be exercised by the personal representative or the person to whom the Optionee's or Holder's rights pass by will or by the laws of descent and distribution.

10.4 Other Terminations. If an Optionee's or Holder's Termination of Employment is for a reason other than Cause, death, or Total Disability, the Optionee or Holder may exercise vested Options or Stock Appreciation Rights until the earlier of (a) the end of the 90-day period following Termination of Employment, or (b) the expiration date stated in the Award Agreement, after which all unexercised Options or Stock Appreciation Rights will expire. Provided, unless the Award Agreement provides otherwise, in the case of an Optionee's or Holder's voluntary Termination of Employment, the Optionee's or Holder's right to exercise vested Options or Stock Appreciation Rights shall terminate immediately as of the effective date of Termination of Employment. However, the Administrator may extend the exercise period, in its sole discretion, provided that ISOs exercised beyond the three (3) month period following Termination of Employment will be treated as NQSOs. Unless provided otherwise in an individual Award Agreement, an Optionee's or Holder's change in status from being an employee to a nonemployee worker (such as a consultant) will not constitute a Termination of Employment for purposes of applying the provisions of this
Section 10.4 to any ISOs held by the Optionee, provided that the Optionee's exercise of any ISO beyond the three (3) month period following the change of the Optionee's status from being an employee to a nonemployee worker will be treated as the exercise of a NQSO. If an Optionee or Holder dies during the 90-day post-employment period (or within the 12-month period, in the event of Total Disability), the exercise period will extend for a 12-month period following death, unless sooner terminated, as provided in Section 10.3.

10.5 Military Leave, Sick Leave and Grantee's Bona Fide Leave of Absence. To the extent determined by the Administrator, an Optionee's or Holder's employment with the Corporation may be deemed to continue while the Optionee, Grantee or Holder is on military leave, sick leave or other bona fide leave of absence, except that the vesting provisions under the Option, Stock Grant or Stock Appreciation Right may be suspended during the period of leave, unless the individual's reemployment rights are guaranteed by statute or by contract. With respect to ISOs, employment will not be deemed to continue beyond the first 90 days of leave, unless the individual's reemployment rights are guaranteed by statute or by contract.

10.6 Effect of Termination Upon Stock Grants. Unless provided otherwise in the applicable Award Agreement, if a Grantee's Termination of Employment occurs for any reason, including Cause, death, Total Disability or otherwise, then all Shares still subject to a vesting schedule and corresponding risk of forfeiture (pursuant to the applicable Grant Agreement) at the time of termination shall be deemed forfeited and revert back to the Corporation, without payment or other consideration to the Grantee. In the event a Grantee is suspended pending an investigation of whether or not the Grantee will be terminated for Cause, then all of the Grantee's rights under any unvested Shares will also be suspended during the period of investigation.

SECTION 11. AWARDS NOT TRANSFERABLE. Awards are personal to the Optionee, Holder or Grantee during their lifetime and may not be transferred, assigned, pledged, attached or otherwise disposed of in any manner, except by will or the laws of descent and distribution, and provided further that to the extent authorized by the Administrator, on a case by case basis, an Optionee may transfer NQSOs, or a Holder or Grantee may transfer Awards, into a revocable trust created by the Optionee, Holder or Grantee for the benefit of the Optionee's, Holder's or Grantee's descendants, to an immediate family member, or to a partnership in which only immediate family members or such trusts are partners. Any attempt to transfer, assign, pledge, attach or otherwise dispose of any Award contrary to this Section 11 will be null and void.

SECTION 12.       CHANGES IN CORPORATION'S CAPITAL STRUCTURE.


12.1 Adjustments Upon Changes in Capitalization. In the event of any merger, consolidation, reorganization, stock split, stock dividend or other event causing a capital adjustment affecting the number of outstanding Shares of Common Stock ("Capitalization Change"), the Administrator will make corresponding adjustments to preserve the relative value of Awards. To that end the Administrator will make adjustments, as necessary, in: (a) The aggregate number or kind of Shares for which Options or Stock Appreciation Rights may be granted under this Plan; (b) the number or kind of Shares covered by any outstanding Options or Stock Appreciation Rights under this Plan; and (c) other terms of this Plan or outstanding Options or Stock Appreciation Rights that merit a change in conjunction with the Capitalization Change. Any fractional Shares resulting from an adjustment will be disregarded. In the event the Corporation issues additional Shares of Common Stock for consideration (including noncash consideration), neither the total amount of Shares subject to this Plan, nor the amount of Shares subject to any outstanding Award, will be adjusted. The Administrator's determination as to what adjustments should be made and the extent of the adjustments will be final, binding and conclusive.

12.2     Effect of Sale, Merger or Exchange.

        12.2.1 Termination of Options and Stock Appreciation Rights. Subject to Section upon the completion of a "Sales Event" (as defined below) any unexercised Options or Stock Appreciation Rights will expire and cease to be effective. Notwithstanding the foregoing, in the complete discretion of the Administrator and/or the Board, the Corporation may (a) cash out some or all of unexercised vested Options or Stock Appreciation Rights by paying each affected Optionee or Holder an amount equal to the Fair Market Value of a Share of Common Stock (as determined for purposes of the Sales Event), multiplied by the number of Shares of Common Stock available under the vested portion of the Optionee's Option or Holder's Stock Appreciation Right, reduced by the aggregate Exercise Price or Base Value associated with that portion of the Option or Stock Appreciation Right, or (b) continue some or all of the Options or Stock Appreciation Rights, subject to the same terms and conditions (including the vesting schedule, if any) that applied prior to the Sales Event, modified as deemed appropriate by the Administrator in conjunction with the Sales Event, or
(c) take some other action which in its sole discretion the Administrator and/or the Board deems to be appropriate under the circumstances. Provided, it is intended that Optionees and/or Holders shall not be disadvantaged by any such action. For purposes of this Plan a "Sales Event" will include the consummation of (i) a complete liquidation of the Corporation, (ii) a sale of substantially all of the Corporation's assets, (iii) a sale of the Corporation's Common Stock after which voting control of the Corporation is held by persons who were not shareowners of the Corporation prior to the sale or (iv) a merger, consolidation, reorganization or other similar event that shifts voting control of the Corporation (or any successor entity) to persons who were not shareowners of the Corporation prior to the transaction. Unless provided otherwise in the applicable Award Agreements, or pursuant to an action of the Board, the vesting schedules applicable to outstanding Options, Stock Grants or Stock Appreciation Rights will not accelerate in connection with a Sales Event.

        12.2.2 Conversion Of Stock for Stock Exchange. If pursuant to a Sales Event the shareowners of the Corporation receive securities of another entity ("Exchange Securities") in exchange for their Shares of Common Stock, then the Corporation and the entity issuing the Exchange Securities may (at their discretion) provide that any unexercised Options or Stock Appreciation Rights or unvested Stock Grants (or any combination) under this Plan will be converted into stock appreciation rights, options to purchase or grants to receive of Exchange Securities. The number of shares and exercise price of stock appreciation rights, options or grants for Exchange Securities will be determined by adjusting the number of shares and Exercise Price of the unexercised Options, Stock Appreciation Rights and Stock Grants (as applicable) in the same proportion as used for determining the number of shares of Exchange Securities that the shareowners of Common Stock receive in the transaction. Other than the potential changes to the Exercise Price, Base Value and number of shares of the outstanding Stock Appreciation Rights or Options, all of the terms and conditions relating to the converted Options or Stock Appreciation Rights under this Plan shall apply to options for the Exchange Securities, unless otherwise determined by the Administrator.

        12.2.3 No Restriction on Ability to Accomplish Corporate Changes. This Plan and Awards granted hereunder will not in any way limit the right or power of the Corporation, or its shareowners, to make or authorize any or all adjustments in connection with recapitalizations, reorganizations or other changes in the Corporation's structure or its business, or any merger or consolidation of the Corporation, or any issuance of stock or of options, warrants or rights to purchase stock or bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Common Stock or rights of holders thereof or which are convertible into or exchangeable for Common Stock, the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of a similar character or otherwise.

SECTION 13. SECURITIES REGULATION. TAX LAW AND OTHER REQUIRED APPROVALS. The Corporation shall not issue Shares subject to an Option, Stock Appreciation Right or Stock Grant unless the exercise, issuance and delivery of such Shares comply with all relevant provisions of law, including any applicable state securities laws, the Securities Act, the Exchange Act, any relevant securities rules and regulations, and the requirements of any stock exchange or interdealer quotation system in which the Shares may then be listed. The issuance of Shares shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares under this Plan.


13.1 Effect of Lack of Authority. The Corporation will use its best efforts to obtain from the appropriate regulatory agencies any requisite authorization in order to issue the number of Shares of its Common Stock as needed to satisfy the requirements of this Plan. The Corporation's inability to obtain the authority that Corporation's counsel deems to be necessary for the lawful issuance of any Shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any Shares under this Plan, shall relieve the Corporation of any liability with respect to the nonissuance of such Shares.

13.2 Section 16(b) Compliance; Bifurcation of Plan. As long as the Corporation has registered any of its equity securities pursuant to Section 12(b) or 12(g) of the Exchange Act, this Plan and the Awards granted under this Plan shall comply in all respects with Rule 16b-3 under the Exchange Act (or any successor rule relating to the exemption from Section 16(b) of the Exchange Act of disgorgement liability for arrangements respecting the Shares approved by the Board or a Committee thereof). If any Plan provision is later found not to be in compliance with Rule 16b-3, the provision shall be deemed null and void, or if possible construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in this Plan to the contrary, the Administrator, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Optionees, Holders and Grantees who are officers and directors subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning other Holders, Grantees or Optionees. This provision shall not obligate the Corporation to undertake registration of any of the Awards.

13.3 Representations and Warranties. As a condition to granting any Award, the Corporation may require the recipient to make any representation or warranty to the Corporation as may be required, in the judgment of the Corporation, including executing and delivering to the Corporation an agreement as may from time to time be necessary to comply with federal and state securities laws. At the election of the Corporation, a stop-transfer order against any Shares of stock may be placed on the official stock books and records of the Corporation, and a legend may be stamped on stock certificates indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Corporation) stating that such transfer is not in violation of any applicable law or regulation.

13.4 Legends on Option Agreements, Stock Appreciation Rights and Stock Certificates. Unless an appropriate registration statement is filed pursuant to the Securities Act, with respect to the Shares of Common Stock issued under this Plan, each certificate representing such Common Stock shall be endorsed with the following legend or its equivalent:

          The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold, assigned, offered or otherwise transferred unless
          (a) there is an effective registration statement under the Act, or (b) the Corporation receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the Corporation) stating that the transaction is exempt from registration or the Corporation otherwise satisfies itself that the transaction is exempt from registration.

In addition to this legend, each Award Agreement and each certificate representing Shares of Common Stock acquired through an Award shall be endorsed with all legends, if any, which are required by applicable state securities laws and the Administrator, including without limitation to reflect the existence of vesting of ownership and contractual restrictions on transfer.

SECTION 14. WITHHOLDING TAX REQUIREMENT. The Corporation will have the right to retain and withhold from any payment of cash, or Shares, the amount of taxes required by any government to be withheld. The Corporation may require an individual receiving cash or Shares of Common Stock under this Plan to advance or reimburse the Corporation for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Corporation is so reimbursed. In lieu of withholding or reimbursement, the Corporation has the right to withhold from any other cash amounts due or to become due from the Corporation to the individual in an amount equal to the taxes, or to retain and withhold a number of Shares having a market value not less than the amount of the taxes required to be withheld as reimbursement for any taxes and cancel (in whole or in part) any Shares so withheld.

SECTION 15. STATUS OF SHAREHOLDER. No Optionee or Holder, nor any party to which an Optionee's or Holder's rights and privileges may pass, will have any of the rights or privileges of a shareholder of the Corporation with respect to the Shares related to an Option or Stock Appreciation Right unless, until and to the extent the Option or Stock Appreciation Right has been properly exercised for Shares.

SECTION 16.       RIGHTS AND RELATIONSHIPS.


16.1 This Plan. This Plan is purely voluntary on the part of the Corporation. The adoption or continuance of this Plan will not be deemed to constitute a commitment to Eligible Participants by the Corporation to continue this Plan.

16.2 No Employment Contract. Nothing in this Plan, nor in any Award granted pursuant to this Plan, shall give any Optionee, Holder or Grantee any right to continued employment with the Corporation or a Related Entity, or to interfere in any way with the right of the Corporation (or Related Entity) to terminate the Optionee, Holder's or Grantee's employment with the Corporation at any time.

16.3 Other Agreements. To the extent required by the Administrator, each person who receives Shares as a result of any Award shall agree to enter into and be bound by any shareowners' agreement, or the agreement then in effect, if any, between the Corporation and its shareowners relating to the repurchase by the shareowners and/or the Corporation of outstanding Shares of Common Stock. In addition, as required by the Administrator, Shares available through Awards may be subject to restrictions on the transfer of the Shares or commitments regarding the Corporation's repurchase of the Optionee's, Holder's or Grantee's Shares, which restrictions or commitments may be a condition of the delivery of certificates representing the Shares to the Optionee, Holder or Grantee.

SECTION 17.       AMENDMENT AND TERMINATION:  DURATION.


17.1 Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that the approval of the Corporation's shareowners is necessary within 12 months before or after the adoption by the Board of any amendment which will (a) increase the number of Shares reserved for the issuance of Awards under this Plan; or (b) permit the granting of Awards to a class of persons other than those presently permitted to receive Awards under this Plan. The Board may at any time with or without notice amend the Plan to bring it into compliance with any applicable law or regulation.

17.2 Effect. No Award may be granted after the termination or during any suspension of this Plan. In addition, no amendment, suspension or termination of this Plan shall adversely affect Awards granted on or prior to the date thereof, without the consent of the Optionee, Holder or Grantee, unless expressly provided for in this Plan or a particular Award Agreement.

17.3 Duration. This Plan shall remain in effect for a period of ten (10) years from its effective date.

SECTION 18. APPLICABLE LAW. This Plan shall be governed and construed in accordance with the laws of the State of Washington.

SECTION 19. EFFECTIVENESS OF THIS PLAN. This Plan shall become effective January 1, 2006, so long as it is adopted by the Corporation's shareowners any time within 12 months before or after such date.